Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, D.C. 20037 O +1 202 457 6000 F +1 202 457 6315 squirepattonboggs.com

April 1, 2019

The Board of Directors
NovaBay Pharmaceuticals, Inc.
2000 Powell Street, Suite 1150
Emeryville, CA 94608

Re:  Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof relating to the proposed resale by certain selling stockholders of the Company of (i) up to 2,618,285 shares (the “Purchased Shares”) of Company common stock, par value $0.01 (the “Common Stock”) that may be purchased pursuant to that certain Common Stock Purchase Agreement, dated March 29, 2019 (the “Purchase Agreement”) and (ii) 150,000 shares of Common Stock (the “Additional Shares”) issued pursuant to that letter agreement, dated March 29, 2019 (the “Letter Agreement”). The Purchased Shares and the Additional Shares shall be referred to collectively herein as the “Shares” and the entities that may receive the Shares, as set forth in the Purchase Agreement, the Letter Agreement and the Registration Statement, including any amendment thereto, shall be the “Selling Stockholders.” This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

The Purchased Shares may be issued, sold and delivered from time to time provided (i) the Company’s closing conditions in the Purchase Agreement have been satisfied and the closing occurred, and (ii) only upon the Company deciding to issue a written notice to the selling stockholder that it intends to sell part or all of the Purchased Shares for up to $3.0 million on the terms set forth in the Purchase Agreement and the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

47 Offices in 20 Countries

Squire Patton Boggs (US) LLP is part of the international legal practice Squire Patton Boggs, which operates worldwide through a number of separate legal entities.

Please visit squirepattonboggs.com for more information.

The Board of Directors April 1, 2019 Page 2	Squire Patton Boggs (US) LLP

The Additional Shares were issued by the Company in a private placement pursuant to the terms of the Letter Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including resolutions of the Board of Directors of the Company (the “Board”) adopted on March 25, 2019 and April 1, 2019 (the “Resolutions”), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon, and have made no independent investigation of, certificates of officers of the Company and of public officials.

Subject to the foregoing and the other qualifications and matters set forth herein, it is our opinion that, as of the date hereof:

1.  When an issuance of the Purchased Shares has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor as contemplated by the Purchase Agreement and in the manner contemplated by the Registration Statement and the Prospectus, the Purchased Shares will be validly issued, fully paid and non-assessable.

2.  The Additional Shares that may be offered and sold as provided in the Registration Statement have been validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following additional qualifications and exceptions:

a.	In rendering our opinions set forth above, we have assumed that at the time of issuance and sale of Shares to the selling stockholder(s), a sufficient number of shares of Common Stock were (in the case of the Additional Shares) or will be (in the case of the Purchased Shares) authorized and available for issuance by the Company.

The Board of Directors April 1, 2019 Page 3	Squire Patton Boggs (US) LLP

b.	In rendering our opinions set forth above, we have assumed that the consideration for the issuance and sale of the Purchased Shares is in an amount that is not less than the par value of the Common Stock, and the Company determined that the Additional Shares were to be issued at par value, constituting part of the consideration for the Financing Transaction.

c.	In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of the Shares, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares, no amendment will be made to the Purchase Agreement or the Letter Agreement, the Registration Statement will have been declared effective by the Commission and will continue to be effective at the time of the issuance of the Purchased Shares and the resale of the Shares, none of the particular terms of the Shares will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Our opinions expressed above are limited to the laws of the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) and the federal laws of the United States of America. This opinion letter is provided for use solely in connection with the Shares while the Registration Statement remains effective, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Squire Patton Boggs (US) LLP Squire Patton Boggs (US) LLP